Comstock Announces Retirement of Longtime Board Member Robert P. Pincus RESTON, Va. — March 13, 2026 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”), a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region, today announced that longtime board member Robert P. Pincus will voluntarily retire from the Company’s Board of Directors (the "Board") effective when his term expires at the Company's next Annual Meeting of Stockholders, which is scheduled for June 17, 2026. Mr. Pincus joined Comstock's Board of Directors in June 2005 and has faithfully served as an independent director for the past two decades. Over the course of his tenure, Mr. Pincus has provided the Company with strategic guidance and financial expertise, drawing on a distinguished career in commercial banking and financial services. “On behalf of Comstock Holding Companies, Inc., I want to extend our deepest gratitude to Robert Pincus for his dedicated service and invaluable contributions over more than two decades. From the Company’s early days as a residential homebuilder to its successful transformation into one of the most active and innovative commercial real estate developers in the Mid-Atlantic region, Bob’s steady guidance, financial acumen, and commitment to strong governance have been instrumental to our success in achieving key milestones and driving long-term value for our shareholders. We wish Bob all the best in his well-deserved retirement and thank him for exemplifying the highest standards of board leadership,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. Mr. Pincus is a longtime banking executive who most recently served as Vice Chairman of EagleBank and Eagle Bancorp, Inc., a community bank headquartered in Bethesda, Maryland, until his retirement in 2016. Prior to joining EagleBank, he served as Chairman of Fidelity & Trust Bank, which was acquired by EagleBank. Mr. Pincus previously also held senior leadership positions with BB&T, Franklin National Bank of Washington, D.C., Sovran Bank, and D.C. National Bancorp. Mr. Pincus has been active in numerous civic and nonprofit organizations throughout the D.C. region, including serving on the Arena Stage Board of Trustees. He has received numerous distinguished honors from the local business community, including being named Entrepreneur of the Year and Washingtonian of the Year, as well as his 2004 induction into the Washington Business Hall of Fame. About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest-growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. Investor Contact Media Contact investorrelations@comstock.com publicrelations@comstock.com Exhibit 99.1